Exhibit 22.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statements (Form S-8 Nos. 333-197929, 333-213052, 333-219860 and 333-233847) of Stereotaxis, Inc. pertaining to the Stereotaxis, Inc. 2012 Stock Incentive Plan

2)	Registration Statement (Form S-3 No. 333-233846) of Stereotaxis, Inc. pertaining to the registration of 12,195,121 of shares of common stock of Stereotaxis, Inc.

3)	Registration Statement (Form S-8 No. 333-258751) of Stereotaxis, Inc. pertaining to Stereotaxis, Inc. 2012 Stock Incentive Plan, as Amended and Restated, and David L. Fischel CEO Performance Share Unit Award

4)	Registration Statement (Form S-8 No. 333-266776 and 333-281767) of Stereotaxis, Inc. pertaining to Stereotaxis, Inc. 2022 Stock Incentive Plan and 2022 Employee Stock Purchase Plan

5)	Registration Statement (Form S-3 No. 333-272101) of Stereotaxis, Inc., pertaining to registration of 91,221,439 shares of common stock of Stereotaxis, Inc.

6)	Registration Statement (Form S-3 No. 333-272102) of Stereotaxis, Inc. pertaining to registration of 100,000,000 of debt securities, common stock, preferred stock, warrants, rights or units of Stereotaxis, Inc.

7)	Registration Statement (Form S-3 No. 333-281766) of Stereotaxis, Inc. pertaining to the registration of 6,100,000 shares of common stock of Stereotaxis, Inc.

of our report dated March 12, 2026 with respect to the consolidated financial statements and schedule of Stereotaxis, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2025.

St. Louis, Missouri

March 12, 2026